Notice of 1994

Annual Meeting



      and



Proxy Statement

- ---------------------------------------------------------------------------

CONTENTS

Letter from the Chairman                                               3
Notice of 1994 Annual Meeting of Share Owners                          4
Proxy Statement                                                        5
*  Election of Directors                                               5
   Information Relating to Directors, Nominees
      and Executive Officers                                          11
   Report of the Compensation Committee
      of the Board of Directors                                       16
   Summary Compensation Table                                         20
   Stock Appreciation Rights and Stock Options                        22
   Financial Performance Comparison Graphs                            24
   Retirement Benefits                                                26
*  Appointment of Independent Auditors                                27
*  Proposed 2-for-1 Stock Split and Increase in
      Number of Authorized Shares                                     27
*  Share Owner Proposals relating to:
      No. 1     Political Contributions                               30
      No. 2     Economic Conversion                                   31
      No. 3     NBC Programming                                       33
      No. 4     The CERES Principles                                  34
   Other Matters                                                      37

*  To be voted on at the meeting




                  -------------------------------------------

                     EVERY SHARE OWNER'S VOTE IS IMPORTANT
                    PLEASE COMPLETE, SIGN, DATE AND RETURN
                                YOUR PROXY FORM








                 Printed on recycled paper using soybean ink.

- ---------------------------------------------------------------------------

                                 General Electric Company
                                 3135 Easton Turnpike, Fairfield, CT 06431

                                 March 8, 1994

Dear Share Owner,

      You are invited to attend the 1994 Annual Meeting to be held on Wednesday, April 27, in Raleigh, North Carolina.

      The Annual Meeting will begin with a report on Company operations, followed by discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on other business matters properly brought before the meeting.

      If you plan to attend the meeting, please complete and return the advance registration form on the back page of this Proxy Statement. An admission card, which will expedite your admission to the meeting, will be mailed to you about three weeks prior to the meeting.

      Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy form in the enclosed envelope.

                                 Cordially,




                                 John F. Welch, Jr.
                                 Chairman of the Board

                                     -----

- ---------------------------------------------------------------------------

NOTICE OF 1994 ANNUAL MEETING
OF SHARE OWNERS

- ---------------------------------------------------------------------------
10:00 a.m., EDT, April 27, 1994
The Governor W. Kerr Scott Building
North Carolina State Fair
1025 Blue Ridge Boulevard
Raleigh, North Carolina
- ---------------------------------------------------------------------------

March 8, 1994

To the Share Owners:

General Electric Company's 1994 Annual Meeting of Share Owners will be held in the Governor W. Kerr Scott Building, North Carolina State Fair, 1025 Blue Ridge Boulevard, Raleigh, North Carolina, on Wednesday, April 27, 1994, at 10:00 a.m., EDT. Following a report on GE's business operations, the share owners will act on the matters listed below:

      (a)   Election of Directors for the ensuing year;

      (b)   Approval of the appointment of Independent
            Auditors for 1994;

      (c)   Proposed 2-for-1 Stock Split and Increase in
            Number of Authorized Shares;

      (d) Consideration of the share owner proposals described in the accompanying Proxy Statement; and

      (e) Consideration of any other matters which may properly come before the meeting.

Share owners of record at the close of business on March 8, 1994, will be entitled to vote at the meeting and any adjournments.



Benjamin W. Heineman, Jr.
Secretary

                                     -----

PROXY STATEMENT

General Electric Company, Fairfield, Connecticut 06431

This Proxy Statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the Board of Directors for the 1994 Annual Meeting of Share Owners. This Proxy Statement and a proxy form are scheduled to be mailed to share owners beginning on March 8, 1994.

      You can ensure that your shares are voted at the meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote. A share owner who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election in writing of such revocation.

- ---------------------------------------------------------------------------

ELECTION OF DIRECTORS

At the 1994 Annual Meeting, 15 directors are to be elected to hold office until the 1995 Annual Meeting and until their successors have been elected and have qualified. The nominees, listed on pages six to ten with brief biographies, are all now GE directors. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

                                     -----

H. BREWSTER ATWATER, JR., 62, CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER AND DIRECTOR, GENERAL MILLS, INC.,
CONSUMER FOODS AND RESTAURANTS, MINNEAPOLIS, MINN.
DIRECTOR SINCE 1989.

A graduate of Princeton University and Stanford University Graduate School of Business, Mr. Atwater joined General Mills in 1958 and served in a variety of sales and marketing positions. He was elected executive vice president in 1970, chief operating officer in 1976, chief executive officer in 1981 and chairman in 1982. Mr. Atwater is a director of Merck & Co., Inc.; a member of the Business Roundtable and the Business Council; a member of the International Council, J. P. Morgan & Co. Incorporated; and a director of American Public Radio, the Walker Art Center and the Mayo Foundation.

- ---------------------------------------------------------------------------

D. WAYNE CALLOWAY, 58, CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
OFFICER AND DIRECTOR, PEPSICO, INC., BEVERAGES, SNACK
FOODS AND RESTAURANTS, PURCHASE, N.Y. DIRECTOR SINCE 1991.

A graduate of Wake Forest University, Mr. Calloway joined PepsiCo in 1967, became president and chief operating officer of Frito-Lay, Inc. in 1976 and chairman of the board and chief executive officer of Frito-Lay in 1978. Mr. Calloway became executive vice president, chief financial officer, and director of PepsiCo in 1983, president and chief operating officer in 1985 and chairman and chief executive officer in 1986. He is a director of Citicorp and Exxon, vice chairman of Grocery Manufacturers of America, and a member of the Business Council, the Policy Committee of the Business Roundtable, the Tri-Lateral Commission and the Business Council of New York State. He is also chairman of the Board of Trustees of Wake Forest University.

- ---------------------------------------------------------------------------

SILAS S. CATHCART, 67, DIRECTOR AND RETIRED CHAIRMAN OF
THE BOARD, ILLINOIS TOOL WORKS, INC., DIVERSIFIED PRODUCTS,
CHICAGO, ILL. DIRECTOR 1972-1987 AND SINCE 1990.

Following his graduation from Princeton in 1948, Mr. Cathcart joined Illinois Tool Works, Inc., a manufacturer of tools, fasteners, packaging and other products. He was named a vice president in 1954, executive vice president in 1962, president and director in 1964, and served as chairman from 1972 to 1986. From 1987 to 1989, he served as chairman of the board of Kidder, Peabody Group, Inc. Mr. Cathcart is a director of Baxter International, Inc., Montgomery Ward & Co., Inc. and Quaker Oats Company. He is also on the board of the Chicago Botanic Garden and is a trustee of the Buffalo Bill Historical Society.

                                     -----

LAWRENCE E. FOURAKER, 70, FORMER DEAN, HARVARD BUSINESS
SCHOOL, CAMBRIDGE, MASS. DIRECTOR SINCE 1981.



The holder of a PhD degree from the University of Colorado, Dr. Fouraker joined the faculty of Harvard Business School in 1961, where he has taught business and government relations, headed the international business area, was director of the division of research, and served as dean of faculty from 1970 to 1980. Dr. Fouraker is a director of Alcan Aluminum Ltd., Citicorp, Enserch, The Gillette Company, Inc., Ionics Corp. and New England Mutual Life Insurance Company.

- ---------------------------------------------------------------------------

PAOLO FRESCO, 60, VICE CHAIRMAN OF THE BOARD AND
EXECUTIVE OFFICER, GENERAL ELECTRIC COMPANY. DIRECTOR SINCE 1990.

Mr. Fresco received a law degree from the University of Genoa. After practicing law in Rome, he joined GE's Italian subsidiary, Compagnia Generale di Elettricita (COGENEL), in 1962 as corporate counsel, becoming president and general manager of that company in 1972. In 1976, he joined GE's International Group and was elected a vice president in 1977. Mr. Fresco became vice president and general manager - Europe and Africa Operations in 1979, and in 1985 was named vice president and general manager - International Operations. In 1987, he was elected senior vice president - GE International. He became a member of the Board in 1990, and was elected vice chairman of the Board and executive officer in 1992.

- ---------------------------------------------------------------------------

CLAUDIO X. GONZALEZ, 59, CHAIRMAN OF THE BOARD
AND MANAGING DIRECTOR, KIMBERLY-CLARK DE MEXICO, S.A. DE
C.V., MEXICO CITY, MEXICO, AND DIRECTOR, KIMBERLY-CLARK
CORPORATION, PAPER PRODUCTS. DIRECTOR SINCE 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by its subsidiary, Kimberly-Clark de Mexico, S.A., in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico, S.A. in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is a director of Kellogg Company, IBM Latin America, The Mexico Fund, Inc., Banco Nacional de Mexico, Grupo Industrial ALFA, Grupo Industrial Saltillo, Grupo Carso, Synkro and Telefonos de Mexico.

                                     -----

HENRY H. HENLEY, JR., 72, RETIRED CHAIRMAN OF THE BOARD,
CHIEF EXECUTIVE OFFICER AND FORMER DIRECTOR, CLUETT,
PEABODY & CO., INC., MANUFACTURING AND RETAILING OF
APPAREL, NEW YORK, N.Y. DIRECTOR SINCE 1972.

A 1943 graduate of Hendrix College, Mr. Henley joined McKesson & Robbins, Inc., becoming a vice president in 1956, director and executive vice president in 1959 and president in 1962. He served as a director of Cluett, Peabody & Co., Inc., from 1963 to 1986, was elected president in 1967 and served as chief executive officer from 1970 to 1986. He is a member of the Business Council and a trustee of the Presbyterian Hospital in New York City.

- ---------------------------------------------------------------------------

DAVID C. JONES, 72, RETIRED U.S. AIR FORCE GENERAL
AND FORMER CHAIRMAN OF THE JOINT CHIEFS OF STAFF,
WASHINGTON, D.C. DIRECTOR SINCE 1986.

General Jones attended the University of North Dakota and Minot State College before joining the Army Air Corps in 1942. He is a graduate of the National War College. He became Chief of Staff of the Air Force in 1974 and served as Chairman of the Joint Chiefs of Staff from 1978 to 1982. General Jones is chairman of the board of National Education Corporation. He is active in public service organizations.

- ---------------------------------------------------------------------------

ROBERT E. MERCER, 69, RETIRED CHAIRMAN OF THE BOARD
AND FORMER DIRECTOR, THE GOODYEAR TIRE & RUBBER
COMPANY, AKRON, OHIO. DIRECTOR SINCE 1984.

A graduate of Yale University, Mr. Mercer joined Goodyear in 1947. He became president of the Kelly-Springfield Tire Company subsidiary in 1974 and was elected an executive vice president of Goodyear in 1976. Mr. Mercer was elected president of Goodyear in 1978, president and chief operating officer in 1981, vice chairman and chief executive officer in 1982, and served as chairman and chief executive officer from 1983 to 1989. He is also a director of CPC International, Inc., Chemical Banking Corporation and Roadway Services, Inc.

                                     -----

GERTRUDE G. MICHELSON, 68, SENIOR ADVISOR AND DIRECTOR,
R. H. MACY & CO., INC., RETAILERS, NEW YORK, N.Y.
DIRECTOR SINCE 1976.

Mrs. Michelson received a BA degree from Pennsylvania State University in 1945 and an LLB degree from Columbia University in 1947, at which time she joined Macy's - New York. Mrs. Michelson was elected a vice president in 1963, senior vice president in 1979, and was named senior vice president - external affairs in 1980. She became senior advisor to R. H. Macy & Co., Inc. in 1992. She is a director of The Chubb Corporation, The Goodyear Tire & Rubber Company, Quaker Oats Company and Stanley Works. Mrs. Michelson is chairman emeritus of the Board of Trustees of Columbia University, a governor of the American Stock Exchange and a trustee of the Rand Corporation.

- ---------------------------------------------------------------------------

BARBARA SCOTT PREISKEL, 69, FORMER SENIOR VICE PRESIDENT,
MOTION PICTURE ASSOCIATIONS OF AMERICA, NEW YORK, N.Y.
DIRECTOR SINCE 1982.

Mrs. Preiskel graduated from Wellesley College and Yale Law School. She joined the Motion Picture Associations of America in 1959 as deputy attorney and served as senior vice president and general counsel from 1977 to 1983. Mrs. Preiskel is a director of the New York Philharmonic Society; is a trustee of Wellesley College, Tougaloo College and the Ford Foundation; and is the chairman of the New York Community Trust. She is a director of American Stores Company, Massachusetts Mutual Life Insurance Company, Textron Inc. and the Washington Post Company.

- ---------------------------------------------------------------------------

FRANK H. T. RHODES, 67, PRESIDENT, CORNELL UNIVERSITY,
ITHACA, N.Y. DIRECTOR SINCE 1984.

An English-born naturalized U.S. citizen, Dr. Rhodes holds bachelor of science, doctor of philosophy and doctor of science degrees from the University of Birmingham (U.K.). He was elected president of Cornell University in 1977. Dr. Rhodes is a director of Tompkins County Trust Company. He is a trustee of the Mellon Foundation and the Committee for Economic Development. He was appointed by President Reagan as a member of the National Science Board and by President Bush as a member of the President's Education Policy Advisory Committee.

                                     -----

ANDREW C. SIGLER, 62, CHAIRMAN OF THE BOARD, CHIEF
EXECUTIVE OFFICER AND DIRECTOR, CHAMPION INTERNATIONAL
CORPORATION, PAPER AND FOREST PRODUCTS, STAMFORD, CONN.
DIRECTOR SINCE 1984.

A graduate of Dartmouth College with an MBA degree from its Amos Tuck School of Business Administration, Mr. Sigler joined Champion Papers Inc., a predecessor of Champion International, in 1956. He became executive vice president of Champion International in 1972, a director in 1973, president and chief executive officer in 1974 and chairman in 1979. Mr. Sigler is also a director of Bristol-Myers Squibb Company and Chemical Banking Corporation and is a member of the Board of Trustees of Dartmouth College. He is a member of the Business Roundtable and the Business Council and is active in various civic organizations.

- ---------------------------------------------------------------------------

DOUGLAS A. WARNER III, 47, PRESIDENT AND DIRECTOR, J.P.
MORGAN & CO. INCORPORATED AND MORGAN GUARANTY TRUST
COMPANY, NEW YORK, N.Y. DIRECTOR SINCE 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company, a wholly owned subsidiary of J.P. Morgan & Co. Incorporated. He was named a senior vice president of the bank in 1985, executive vice president in 1987, executive vice president of the parent in 1989, and managing director of the bank and its parent in 1989. He was elected president and director of the bank and its parent in 1990. Mr. Warner is also a director of Anheuser-Busch Companies, Inc., and is a member of the Board of Overseers of the Memorial Sloan-Kettering Cancer Center, a trustee of Cold Spring Harbor Laboratory and a trustee of the Pierpont Morgan Library.

- ---------------------------------------------------------------------------

JOHN F. WELCH, JR., 58, CHAIRMAN OF THE BOARD AND CHIEF
EXECUTIVE OFFICER, GENERAL ELECTRIC COMPANY. DIRECTOR
SINCE 1980.

A 1957 graduate of the University of Massachusetts with MS and PhD degrees from the University of Illinois, Mr. Welch joined GE in 1960. Following managerial assignments in the plastics and chemical and metallurgical businesses, he was elected a vice president in 1972. In 1973, he was named vice president and group executive of the Components and Materials Group. He became a senior vice president and sector executive of the Consumer Products and Services Sector in 1977 and was elected a vice chairman and named an executive officer in 1979. Mr. Welch was elected chairman and named chief executive officer in 1981.

                                     -----

INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table includes all GE stock-based holdings, as of February 6, 1994, of the Company's Directors and five most highly-compensated executive officers. This table indicates the alignment of the named individuals' financial interests with the interests of the Company's share owners because the value of their total holdings will increase or decrease in line with the price of GE's stock.

- ------------------------------------------------------------------------------------------------------------------
                  COMMON STOCK AND TOTAL STOCK-BASED HOLDINGS
- ------------------------------------------------------------------------------------------------------------------
   NAME                            STOCK 1        TOTAL 2         NAME                      STOCK 1        TOTAL 2
- ------------------------------------------------------------------------------------------------------------------
   H. Brewster Atwater, Jr.          6,250         14,876         David C. Jones              7,750/6/      20,275
   D. Wayne Calloway                 2,125          5,500         Robert E. Mercer            6,250         10,000
   Silas S. Cathcart                58,199/3/      61,949         Gertrude G. Michelson       6,050         22,731
   Frank P. Doyle                      395/4/     207,203         Barbara Scott Preiskel      8,000/7/      11,750
   Lawrence E. Fouraker              6,650/5/      17,079         Frank H. T. Rhodes          5,450         10,460
   Paolo Fresco                     36,000        352,247         Brian H. Rowe              50,883        279,006
   Claudio X. Gonzalez               1,575          4,721         Andrew C. Sigler            7,250         11,000
   Benjamin W. Heineman, Jr.        36,750        240,540         Douglas A. Warner III       2,675/8/       5,300
   Henry H. Henley, Jr.              6,050         39,061         John F. Welch, Jr.        177,672/9/   1,244,092
- ------------------------------------------------------------------------------------------------------------------
Common stock holdings of all directors and executive officers as a group were 637,183 /10/
- ------------------------------------------------------------------------------------------------------------------

NOTES:

    1    No director or executive officer owns more than one-tenth of one percent of the total outstanding shares, nor do all directors and executive officers as a group own more than one percent of the total outstanding shares. This column lists voting securities, including restricted stock held by executive officers over which the officers have voting power but no investment power. Otherwise, each director or officer has sole voting and investment power over the shares reported, except as noted. This column also includes 1,125 shares for Mr. Calloway, 2,250 shares for Mr. Cathcart, 3,000 shares for Mr. Fouraker, 375 shares for Messrs. Gonzalez and Warner, and 5,250 shares for each other director, except Messrs. Fresco and Welch, which may be acquired by such director pursuant to Stock Options that will become exercisable within 60 days.

    2     This column shows the individual's total stock-based holdings, including the voting securities shown in the "Stock" column (as described in footnote 1), plus non-voting securities, including, as appropriate, the individual's holdings of stock appreciation rights, restricted stock units, deferred compensation accounted for as units of GE stock, and Stock Options that will not become exercisable within 60 days.

    3    Includes 2,720 shares over which Mr. Cathcart has shared voting and investment power.

    4    Includes 395 shares over which Mr. Doyle has shared voting and investment power but as to which he disclaims any other beneficial interest.

    5    Includes 1,300 shares over which Mr. Fouraker has shared voting and investment power but as to which he disclaims any other beneficial interest.

                                     -----
                                      11

NOTES (CONTINUED):

    6    Includes 1,000 shares over which General Jones has shared voting and investment power but as to which he disclaims any other beneficial interest.

    7    Includes 1,000 shares over which Mrs. Preiskel has shared voting and investment power but as to which she disclaims any other beneficial interest.

    8    Includes 300 shares over which Mr. Warner has shared voting and investment power but as to which he disclaims any other beneficial interest.

    9    Includes 19,200 shares over which Mr. Welch has shared voting and investment power but as to which he disclaims any other beneficial interest.

    10   Includes 377,838 shares over which there are shared voting and/or investment powers.


- ---------------------------------------------------------------------------

* BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors held nine meetings during 1993. The average attendance by directors at these meetings was 97%, and all nominees attended more than 96% of the Board and Committee meetings they were scheduled to attend.

      Among the committees of the Board of Directors are a Nominating Committee, a Management Development and Compensation Committee, and an Audit Committee.

      Members of the Nominating Committee are Directors Atwater (Chairman), Calloway, Cathcart, Henley, Michelson and Sigler. This committee's responsibilities include the selection of potential candidates for director and the recommendation of candidates to the Board. It also makes recommendations to the Board concerning the structure and membership of the other Board Committees. The Nominating Committee held three meetings during 1993. This committee will consider share owner recommendations for director sent to the Nominating Committee, c/o Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Conn. 06431.

      Members of the Management Development and Compensation Committee are Directors Cathcart (Chairman), Henley, Jones, Michelson and Rhodes. This committee has two primary responsibilities: (1) to monitor the Company's management resources, structure, succession planning, development and selection process and the performance of key executives; and (2) to review and approve executive compensation and changes. It also serves as the committee administering the GE 1990 Long-Term Incentive Plan and the Incentive Compensation Plan. This committee met nine times during 1993.

      Members of the Audit Committee are Directors Michelson (Chairman), Atwater, Cathcart, Fouraker, Preiskel and Rhodes. This committee is primarily concerned with the effectiveness of the audits of GE by its internal audit staff and by the independent auditors. Its duties include:
(1) recommending the selection of independent auditors; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) reviewing the organization and scope of GE's internal system of audit and financial controls; (4) appraising GE's financial reporting activities (including its Proxy Statement and Annual Report)

                                     -----
and the accounting standards and principles followed; and (5) examining other reviews relating to compliance by employees with important GE policies. There were four meetings of the Audit Committee during 1993.

      Directors (other than those who are GE employees) are paid an annual retainer of $50,000 plus a fee of $1,400 for each Board meeting and for each Board Committee meeting attended. Non-employee directors are also paid a travel allowance for attendance at Board meetings.

      A director may make an irrevocable election each year to defer all or a portion of annual retainer and fees. At the director's option, his or her account is credited with units accounted for as GE common stock or the dollar amount of the deferral. Accounts are also credited with common stock dividend equivalents or interest equivalents based on the yield for long-term U.S. government bonds. Participants will receive payments from their account in cash, in either a lump sum or annual installments, after termination of Board service.

      Any non-employee director who has served as a director for at least five years, is 65 years of age or older, and retires directly from the Board is eligible to elect to receive: (1) an annual retirement benefit for the lives of the director and eligible surviving spouse in the amount of the retainer fee in effect at retirement; or (2) in lieu thereof, a life insurance benefit in the amount of $450,000. The Board has decided that no director shall stand for re-election after his or her 73rd birthday.

      GE also provides each director (other than those who are GE employees) with group life and accidental death insurance in the aggregate amount of $150,000. The annual cost of this insurance is estimated to be a total of $61,600. No present director or nominee is eligible to participate in GE's Incentive Compensation Plan, employee stock option plans or in any pension plans of GE or its subsidiaries, except for Messrs. Fresco and Welch.

      All the directors, except for Messrs. Fresco and Welch, are eligible to participate in the 1989 Stock Option Plan for Non-Employee Directors. The Plan automatically provides yearly grants of options (with each grant becoming exercisable in four equal annual installments) to each director who is serving on the Board at the time of such grant and who is not also an employee of GE or any of its affiliates. Each annual grant permits the holder to purchase from GE up to 1,500 shares of GE's common stock (subject to adjustment as provided in the Plan) at the fair market value of such shares on the date the option was granted. Payment to GE may be in cash, GE common stock or a combination thereof. Annual grants are made on the last day of trading of GE stock in each January through 1996. The options expire ten years after the date they were granted or at such earlier date as may be provided by the Plan provisions upon retirement, disability, death or other termination of service. The Plan is administered by a committee of employee directors, none of whom are eligible to receive awards under the Plan. In 1993, each participating director received a grant of options on 1,500 shares at an exercise price of $86.125.

      GE has had directors' and officers' liability insurance in effect since 1968. National Union Fire Insurance Company, Aetna Casualty and Surety Company,

                                     -----
and Federal Insurance Company are the principal underwriters. GE also has fiduciary liability insurance covering fiduciaries of GE's employee benefit plans. National Union Fire Insurance Company, Federal Insurance Company, and Aetna Casualty and Surety Company are the principal underwriters. The directors' and officers' liability insurance covers directors, officers and certain managers of GE and its subsidiaries. The fiduciary liability insurance covers, among others, directors, officers and employees who may be fiduciaries of any of GE's employee benefit plans. The current term of the policies will be until September 25, 1994, for the directors' and officers' liability insurance and May 31, 1994, for the fiduciary liability insurance. The total annual premium is approximately $3,514,000.

      As part of the Company's overall support for charitable institutions, and in order to preserve its ability to attract directors with outstanding experience and ability, the Company maintains a plan which permits each director to recommend up to five charitable organizations that would share in a $1 million contribution to be made by the Company upon the director's retirement. The Company's payment of the contributions will ultimately be recovered from life insurance policies that the Company maintains on the directors for this purpose. The directors will not receive any financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to the Company. The overall program will not result in a material cost to the Company.

      The directors (other than Messrs. Atwater, Calloway, Fresco, Gonzalez, Jones and Warner) are defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the Stern action) in the U.S. District Court in New York City in 1986. The complaint relates to the Non-Partisan Political Support Committee For General Electric Company Employees (PAC) and alleges that it was a waste of corporate assets to provide Company funds to establish and operate the PAC for GE employees because the PAC is allegedly used to attempt to buy favor and influence with incumbent members of Congress and because solicitation and administration costs were allegedly excessive. The complaint includes allegations of bad faith, fraud, negligence and breach of fiduciary duty under state law, and seeks compensatory damages and equitable relief. On November 16, 1993, the Court granted summary judgment for all defendants on all claims. Plaintiff has appealed, and that appeal is pending. The defendants believe the appeal is without merit. In related proceedings, the Federal Elections Commission and two federal courts held that the political contributions made by the PAC were lawful and proper under federal election law.

      The directors (other than Messrs. Calloway, Gonzalez and Warner) and certain officers are defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the McNeil action) in New York State Supreme Court in 1991. The suit alleges the Company was negligent and engaged in fraud in connection with the design and construction of containment

                                     -----
systems for nuclear power plants and contends that, as a result, GE has incurred significant financial liabilities and is potentially exposed to additional liabilities from claims brought by the Company's customers. The suit alleges breach of fiduciary duty by the directors and seeks unspecified compensatory damages and other relief. The defendants believe these claims are without merit and are defending the suit.

      The directors (other than Messrs. Gonzalez and Warner), certain former directors, a former officer, and a former employee of the Company are defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the Benfield action) in U.S. District Court in Cincinnati, Ohio, in 1992. The suit seeks compensatory damages and equitable relief arising out of the alleged failure of the director-defendants to prevent government contract fraud. Plaintiff's claims relate primarily to the fact that, in July 1992, the Company pled guilty to four federal felony counts and settled a related federal False Claims Act civil suit, all of which were related to diversions of U.S. military aid funds in connection with the Company's sale of military aircraft engines to Israel. The Company paid a fine of $9.5 million and simultaneously agreed to pay $59.5 million to settle the False Claims Act civil suit. On December 3, 1993, the court approved a settlement of the derivative action. Under the terms of the settlement, the Company will receive a payment of $19.5 million from an insurance policy it maintains to cover officers' liability, less plaintiff's counsel fees and expenses awarded by the court. The defendants have denied all allegations of wrongdoing, and all parties to the action have agreed that the settlement is premised upon the litigation risks associated with the claims that a single former officer non-willfully failed to implement effectively the Company's compliance policies and procedures. In agreeing to resolve this matter, plaintiff did not contest the director-defendants' position that they had lawfully discharged their duties to GE and that the Company, at all relevant times, has had in existence detailed plans and procedures designed to promote and enforce compliance with relevant laws. One share owner has appealed the District Court's order approving the settlement. The defendants believe the appeal is without merit.

      The directors and certain former directors are defendants in a civil suit purportedly brought on behalf of the Company as a share owner derivative action (the Bildstein action) in New York State Supreme Court in 1994. The suit seeks compensatory damages arising out of the purported failure of the defendants to prevent alleged government contract fraud and alleged violations of the Foreign Corrupt Practices Act in connection with U.S. government funded sales of military equipment to Egypt by a unit of the Company's former GE Aerospace component. GE Aerospace was transferred to Martin Marietta Corporation in 1993. The suit claims that the risk of litigation arising from the alleged wrongdoing caused the Company to receive less than it would have otherwise received in connection with the transfer of GE Aerospace. The defendants are in the process of defending the suit.

                                     -----

*     CERTAIN TRANSACTIONS

GE and its subsidiaries have purchase, sale, lease, finance, insurance and other transactions in the normal course of business with companies or organizations with which some of GE's directors are associated. Management believes that all such transactions during 1993 were on terms that were reasonable and competitive, and were not sufficiently significant to be reportable. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future.

      In connection with the relocation of William J. Conaty, who was promoted to the position of Senior Vice President - Human Resources in 1993, the Company provided a $500,000 loan to assist him in purchasing a home. The loan is secured by a second mortgage on the home and is repayable, with interest at the Company's commercial paper borrowing rate, in five years.

- ---------------------------------------------------------------------------

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

* COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

The Management Development and Compensation Committee of the Board of Directors (Committee), consisting entirely of non-employee Directors, approves all of the policies under which compensation is paid or awarded to the Company's executive officers. In 1993, the Committee met nine times and reviewed but, except as noted below, did not significantly change any of the Company's executive compensation policies or programs. Among other things, the Committee considered the possible effects of the new tax law that limits the deductibility by the Company of compensation in excess of $1 million paid to the Company's five most highly compensated executive officers. The Committee established an annual performance goal for future payments of annual bonuses and awards of restricted stock units (RSUs) to the Company's executive officers under existing share-owner-approved plans in order to preserve the Company's tax deductions for such payments and awards.

      The Company's compensation program for executive officers currently consists of the following key elements: annual payments of salary and bonuses; annual grants of stock appreciation rights (SARs); and periodic grants of RSUs. Each element of the program has a somewhat different purpose, and all of the Committee's determinations during 1993 (as in prior years) regarding the appropriate form and level of executive compensation payments and awards were ultimately judgments based upon the Committee's ongoing assessment and understanding of the Company and its executive officers. Salary payments in 1993 were made to compensate ongoing performance throughout the year, while 1993 bonuses were paid in 1994 based upon the Committee's judgment regarding the executive officers' contributions during 1993. SAR and RSU

                                     -----
awards are primarily designed to provide strong incentives for superior long-term future performance and continued retention by the Company. The exercisability of SARs and the lapse of restrictions on RSUs are therefore conditioned upon the executive officer's continued employment by the Company for periods of time specified by the Committee when these awards are granted. Unexercised SARs and RSUs for which restrictions have not lapsed are forfeited if the executive officer leaves the Company before retirement. SARs granted prior to 1993 become exercisable in equal annual installments over a period of four years from the date of grant. In order to extend the incentive for longer-term superior efforts, the Committee provided that SARs granted in 1993 would become exercisable in two installments, the first half after three years and the other half after five years from the date of grant.

      All SAR and RSU awards are made under the share-owner-approved GE 1990 Long Term Incentive Plan, which limits total annual awards to less than 1% of issued shares, and are directly linked to the share owners' interests because the value of the awards will increase or decrease based upon the future price of the Company's stock. SARs permit the executive officer to receive an amount of cash, before tax, equal to the difference between the grant price of the SAR (which is equal to 100% of the closing price of the Company's common stock on the date of grant) and the highest closing price of the Company's common stock during a ten-business-day period, beginning on the third business day following the public release of the Company's quarterly summary statement of sales and earnings, in which the SAR is exercised. The Committee awards SARs, instead of stock options, to the Company's executive officers to provide them with long-term performance-based cash incentives equivalent to those provided by stock options, without incurring the risk of frivolous private securities litigation.

      In determining the overall level and form of executive compensation to be paid or awarded in 1993, the Committee's judgment was primarily based upon its ongoing assessment of the Company's overall performance - and its future objectives and challenges - rather than a guideline or formula based on any particular performance measure in a single year. Some of the specific factors affecting the Committee's judgment in 1993 included, among other things: continued increases in the Company's ongoing earnings per share and productivity in a period of slow growth and intensified competition; continued improvements in the Company's global competitive position through a number of strategic transactions, such as the transfer of the Aerospace business to Martin Marietta and GE Capital's acquisition of the assets of GPA Group; continued development of productivity and employee empowerment programs - as discussed in the 1993 Annual Report to Share Owners - that reduced inventories and improved working capital turnover and cash flow; and acceleration in the introduction of new products, such as ultrasound and AC locomotives. The Committee also considered the compensation practices and performances of other major corporations, including the companies in the Dow Jones Industrial Average, which are most likely to compete with the Company for the services of executive officers. Based upon all factors it deemed relevant, including those noted above, the Committee considered it appropriate, and in the best interest of the Company and the share

                                     -----
owners, to set the overall level of the Company's salary and bonus payments and SAR awards above the average of companies in the comparison group, particularly in light of the Company's superior overall performance, and in order to enable the Company to continue to attract and retain the highest level of executive talent possible.

      The Committee's decisions concerning the specific 1993 compensation elements for individual executive officers, including the Chief Executive Officer, were made within this broad framework and in light of each executive officer's level of responsibility, performance, current salary, and prior year bonus and SAR awards. As noted above, in all cases, the Committee's specific decisions involving 1993 executive officer compensation were ultimately based upon the Committee's judgment regarding the individual executive officer's performance and whether each particular payment or award would provide an appropriate reward and incentive for his or her contribution to the continuation of the Company's long-term superior performance as shown on the performance graphs on pages 24 and 25.

* BROAD-BASED EMPLOYEE STOCK OPTION PLAN

In addition to granting 971,000 SARs (nearly 10% of the total number of SARs and stock options awarded in 1993) to the Company's 23 executive officers under the programs described above, the Committee also granted almost 8.8 million stock options (about 90% of the total) to over 10,000 other GE employees under the Company's broad-based stock option program. This broad-based program was initiated in 1989 and is a vital element of the Company's drive to empower and motivate outstanding long-term contributions by the high-performing employees who will lead GE into the 21st century. It is designed to create in the Company the entrepreneurial environment and spirit of a small company and to provide broad incentives for the day-to-day achievements of these employees in order to sustain and enhance GE's long-term performance. The performance of these individuals, for example, has contributed to the Company's total cost productivity, which, despite a weak global economy and a significant drop in Aircraft Engine volume due to industry conditions, has averaged 4% in 1992 and 1993. Currently, there are more than 15,000 employees below the executive officer level who have been awarded one or more stock option grants under this broad-based program.

* BASES FOR CHIEF EXECUTIVE OFFICER COMPENSATION

In 1993, Mr. Welch received total cash payments of $3,950,000 in salary and bonus (as shown in the Summary Compensation Table on page 20), keeping him among the highest-paid CEOs in terms of current salary and bonus. The Committee continued to consider this level of payment appropriate in light of Mr. Welch's leadership of one of the world's top companies in terms of earnings, balance sheet, share owner value and management processes.

                                     -----

      As also shown in the Summary Compensation Table, Mr. Welch was also granted 200,000 SARs in 1993, half of which become exercisable in 1996, and half in 1998. These SARs will have no value at all if GE's stock price is below $96.625 per share, the price of the stock on the date the SARs were granted. These awards would also be forfeited if Mr. Welch were to leave the Company for reasons other than retirement before they become exercisable. The primary basis for the Committee's determination to grant such long-term contingent awards to Mr. Welch in 1993 was to provide a strong incentive for him to continue to serve the share owners by remaining CEO of the Company and to increase the value of the Company during the remainder of his employment.

      The key judgment the Committee made in determining Mr. Welch's 1993 compensation continued to be its assessment of his ability and dedication to enhance the long-term value of the Company by continuing to provide the leadership and vision that he has provided throughout his tenure as CEO, during which GE's market value has increased by more than $75 billion. This performance is further highlighted on the Thirteen-Year Performance Graph on page 25, which covers Mr. Welch's tenure as CEO and compares GE's stock performance with the stock performance of other companies as measured by broad indices. Thus, Mr. Welch's total compensation was based on both GE's recent performance, including 1993 increases in revenues, on-going earnings per share, operating margin, cash flow, productivity, and total return to share owners and his contributions to the overall long-term strategy and financial strength of the Company, all as reported in the 1993 Annual Report to Share Owners.

* COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Development and Compensation Committee is comprised of the following outside directors: Silas S. Cathcart (Chairman), Henry H. Henley, David C. Jones, Gertrude G. Michelson, and Frank H. T. Rhodes. Mr. Cathcart was reappointed to the Committee in 1992 and became Chairman in 1993. He served as a member of the Committee from 1977 to 1987, and as a director of the Company since 1972, except for the period during 1987 to 1989 when he served as Chairman and CEO of Kidder, Peabody Group, Inc., a subsidiary of the Company.

                                     *****

The foregoing report on executive compensation is provided by the following outside directors, who comprised the Management Development and Compensation Committee during 1993:

      Silas S. Cathcart (Chairman)        Gertrude G. Michelson
      Henry H. Henley                     Frank H. T. Rhodes
      David C. Jones
                                     -----

- ---------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE



                              ANNUAL COMPENSATION
- ------------------------------------------------------------------------------------------------------

                                                                               OTHER      TOTAL
                                                                              ANNUAL      ANNUAL
NAME AND                                                                      COMPEN-     COMPEN-
PRINCIPAL POSITION                  YEAR           SALARY      BONUS        SATION/1/     SATION
- ------------------------------------------------------------------------------------------------------
JOHN F. WELCH, JR.                  1993      $ 1,750,000      $  2,200,000  $ 62,767     $  4,012,767
Chairman of the Board and           1992        1,600,000         1,900,000         -        3,500,000
Chief Executive Officer             1991        1,468,750         1,685,000         -        3,153,750

PAOLO FRESCO                        1993      $   762,500      $  1,000,000         -     $  1,762,500
Vice Chairman of the Board          1992          653,333           650,000         -        1,303,333
and Executive Officer               1991          488,333           375,000         -          863,333

FRANK P. DOYLE                      1993      $   666,667      $    625,000  $ 68,815     $  1,360,482
Executive Vice President            1992          554,167           475,000         -        1,029,167
                                    1991          480,833           365,000         -          845,833

BRIAN H. ROWE                       1993      $   775,000      $    560,000         -     $  1,335,000
Chairman,                           1992          747,917           560,000         -        1,307,917
GE Aircraft Engines                 1991          651,667           540,000         -        1,191,667

BENJAMIN W. HEINEMAN, JR.           1993      $   700,000      $    565,000         -     $  1,265,000
Senior Vice President,              1992          656,667           500,000         -        1,156,667
General Counsel and Secretary       1991          581,250           450,000         -        1,031,250
- ------------------------------------------------------------------------------------------------------

NOTES:

    1    This column includes the aggregate incremental cost to the Company of providing various perquisites and personal benefits, including financial planning services for Mr. Welch ($26,373 for 1993 services) and Mr. Doyle ($54,676 for 1992 and 1993 services).

    2    This column shows the market value of restricted stock unit (RSU)
awards on date of grant. The Committee periodically grants restricted stock or RSUs to senior officers of the Company, but made no such grants in 1993 to any of the executives listed in this table. However, the aggregate holdings/value of restricted stock and RSUs from prior years held on December 31, 1993, by the individuals listed in this table, are: Mr. Welch, 240,000 shares or units/$25,170,000; Mr. Fresco, 69,000 shares or units/$7,236,375; Mr. Rowe, 34,500 shares or units/$3,618,188; and Mr.
Heineman, 51,000 shares or units/$5,348,625. The restrictions on these units lapse on a scheduled basis over the executive officer's career, or upon death, with the restrictions on 25% of the units scheduled to lapse three and seven years after the date of grant, and the restrictions on the remaining 50% scheduled to lapse at retirement. Regular quarterly dividends or dividend equivalents are paid on restricted stock and RSUs held by these individuals.

    3    These amounts represent Company payments of 31/2% of eligible pay made in connection with the Company's Savings and Security Program.


                                     -----

- ---------------------------------------------------------------------------



          LONG-TERM
       COMPENSATION                                                ALL OTHER COMPENSATION
- ------------------------------------------------------------------------------------------------------------------
                                                    PAYMENTS                            VALUE OF
                        NUMBER                   RELATING TO      EARNINGS ON       SUPPLEMENTAL
RESTRICTED           OF STOCK                       EMPLOYEE         DEFERRED               LIFE         TOTAL ALL
STOCK                APPRECIA-                       SAVINGS           COMPEN-         INSURANCE             OTHER
UNITS /2/          TION RIGHTS                       PLAN /3/       SATION /4/      PREMIUMS /5/      COMPENSATION
- ------------------------------------------------------------------------------------------------------------------
          -            200,000                       $ 94,492         $ 67,383        $  216,404         $ 378,279
$ 7,800,000            150,000                         85,461           59,108            75,223           219,792
  1,818,750            140,000

          -            100,000                       $ 26,717         $ 21,052        $   51,777         $ 288,915/6/
$ 3,510,000             70,000                         28,961           18,466            24,541            94,008/6/
          -             28,000

          -             50,000                       $ 31,692         $ 24,924        $   49,338         $ 105,954
          -             65,000                         25,761           21,863             4,163            51,787
          -             22,000

          -             30,000                       $ 36,892         $ 10,388        $   69,284         $ 116,564
          -             55,000                         35,661            9,112            31,401            76,174
          -             30,000

          -             40,000                       $ 33,242         $  8,465        $   54,536        $   96,243
$ 1,950,000             27,000                         30,811            7,426             5,334            43,571
          -             25,000
- ------------------------------------------------------------------------------------------------------------------

NOTES (CONTINUED):

    4    This compensation represents the difference between the 14%
interest credited by the Company on salary deferred by the executive officers in 1987 and 1991, and market interest rates determined pursuant to SEC rules. The executive officers must remain employed by the Company for at least four years following the deferrals in order to obtain the 14% interest rate.

    5    This column sets forth the maximum potential estimated dollar value of the Company's portion of insurance premium payments for supplemental life insurance. GE will recover all premiums paid by it, generally upon the latter of ten years after purchase of the policy or when the insured executive reaches age 60. The maximum potential value is calculated, in line with current SEC directions, as if the 1993 premiums were advanced to the executive officers without interest until the time the Company expects to recover the premium, as contrasted to the increase in policy cash value calculation used last year. Under the terms of the policies, the executive officers would receive significantly reduced value from the premiums paid by the Company if they were to leave the Company prior to retirement.

    6    These figures include amounts which represent customary payments made to employees who are temporarily located outside their home country. The net payments to Mr. Fresco amounted to $22,040 in 1992 and $189,369 in 1993.

                                     -----
                                      21

- ---------------------------------------------------------------------------

STOCK APPRECIATION RIGHTS AND STOCK OPTIONS

As discussed in the Compensation Committee Report on pages 16 to 19, stock appreciation rights (SARs) and stock options are granted as an incentive for superior performance leading to increased share owner value. The relationship between the potential gains in share owner value and the SARs and stock options granted to employees in 1993 is illustrated in the examples set forth in the first table on the opposite page.

      That table shows, among other data, hypothetical potential gains from SARs and stock options granted in 1993, and the corresponding potential gains in total share owner value. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company's stock price over the ten-year life of the SARs and stock options granted in 1993 (which would equal a total increase in stock price of 63% and 159%, respectively). These assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. The SARs granted to Mr. Welch in 1993, for example, would produce the pre-tax gain of $30,726,000 shown in the table only if the Company's stock price rises to over $250 per share before Mr. Welch exercises the SARs. Based on the number of shares outstanding at the end of 1993, such an increase in the Company's stock price would produce a corresponding aggregate pre-tax gain of over $131,000,000,000 for the Company's share owners. In other words, Mr. Welch's potential gain from SARs granted in 1993 would equal about two-hundredths of one percent (i.e., 0.023%) of the potential gain to all share owners resulting from the assumed future stock price increases.

      The tables on the opposite page also provide information on SARs granted to or exercised by the five most highly compensated executive officers during 1993, as well as information on their SAR holdings at the end of 1993. SARs expire ten years after the date of grant, and are generally exercisable during quarterly ten-business-day periods beginning on the third business day following the public release of the Company's quarterly summary statement of sales and earnings. The Committee has the authority to create additional exercise periods for SARs, and did so in 1993 in order to allow additional tax-planning flexibility by permitting exercisable SARs to be exercised during an additional six-business-day period at the end of December.

      As shown in the second table, Mr. Welch received an actual pre-tax gain of $2,894,375 from SARs exercised in 1993. This entire gain was based upon increases in GE's stock price between the date of grant and the date of exercise of these SARs.

                                     -----
                                      22

- ---------------------------------------------------------------------------




STOCK APPRECIATION RIGHTS AND
STOCK OPTIONS GRANTED IN 1993

                                                                                                POTENTIAL REALIZABLE VALUE
                                                                                                AT ASSUMED ANNUAL RATES OF
                                                                                                STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                                     FOR TEN-YEAR GRANT TERM

- -----------------------------------------------------------------------------------------------------------------------------
                                    % OF TOTAL
                           NUMBER     OPTIONS/      EXERCISE                   AT 0%             AT 5%               AT 10%
                      OF OPTIONS/  SARS GRANT-       OR BASE     EXPIRA-      ANNUAL            ANNUAL                ANNUAL
NAME OF                      SARS    ED TO ALL     PRICE PER        TION      GROWTH            GROWTH                GROWTH
EXECUTIVE/GROUP           GRANTED    EMPLOYEES         SHARE        DATE        RATE              RATE                  RATE
- -----------------------------------------------------------------------------------------------------------------------------
JOHN F. WELCH, JR.        200,000         2.0%      $ 96.625     9/10/03           0       $12,174,000           $30,726,000

PAOLO FRESCO              100,000         1.0%      $ 96.625     9/10/03           0       $ 6,087,000           $15,363,000

FRANK P. DOYLE             50,000         0.5%      $ 96.625     9/10/03           0       $ 3,043,500           $ 7,681,500

BRIAN H. ROWE              30,000         0.3%      $ 96.625     9/10/03           0       $ 1,826,100           $ 4,608,900

BENJAMIN W. HEINEMAN, JR.  30,000         0.3%      $ 96.625     9/10/03           0       $ 1,826,100           $ 4,608,900
                           10,000         0.1%      $ 92.500     4/27/03           0         $ 582,800           $ 1,470,800
- -------------------------
ALL SHARE OWNERS               NA           NA            NA          NA           0   $51,961,755,850/2/  $ 131,146,452,300 /2/
ALL OPTIONEES           9,861,550         100%        $92.32         (1)           0      $ 573,547,748      $ 1,447,576,925
   - % OF TOTAL SHARE          NA           NA            NA          NA          NA              1.1%                  1.1%
      OWNERS' VALUE
- -----------------------------------------------------------------------------------------------------------------------------

1   Options expire on various dates during the year 2003. Exercise price shown is an average of all grants.
2   Based on the number of shares outstanding at December 31, 1993.

- ---------------------------------------------------------------------------

AGGREGATED STOCK APPRECIATION RIGHTS EXERCISED
IN 1993 AND DECEMBER 31, 1993, SAR VALUE



                       EXERCISED IN 1993                              UNEXERCISED AT DECEMBER 31, 1993
- ---------------------------------------------------------------------------------------------------------------
                                                       NUMBER OF SARS                   VALUE OF SARS /1/
                                                --------------------------     --------------------------------

Name of                Number         $ Value                      Unexer-                              Unexer-
Executive             of SARs         Realized  Exercisable        cisable        Exercisable           cisable
- ---------------------------------------------------------------------------------------------------------------
John F. Welch, Jr.      55,000     $ 2,894,375      407,500        407,500      $  19,468,438       $ 8,380,938

Paolo Fresco                 -               -       68,750        172,250      $   2,735,687       $ 2,954,563

Frank P. Doyle             -                 -       73,250        107,750      $   2,911,938       $ 2,128,562

Brian H. Rowe           34,000     $ 1,949,375       82,500         87,500      $   3,348,125       $ 2,091,875

Benjamin W. Heineman, Jr.       -            -       96,000         76,000      $   4,527,594       $ 1,609,906
- ---------------------------------------------------------------------------------------------------------------

    1    These values are based upon the difference between the grant prices of all SARs awarded in 1993 and prior years and the December 31, 1993, closing price for the Company's stock of $104.875 per share.


                                     -----

- ---------------------------------------------------------------------------

FIVE-YEAR PERFORMANCE GRAPH: 1988 - 1993

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
GE, S&P 500, DOW JONES INDUSTRIAL AVERAGE (DJIA) AND
S&P ELECTRICAL EQUIPMENT GROUP

The annual changes for the five- and thirteen-year periods shown in the graphs on this and the facing page are based on the assumption that $100 had been invested in GE stock and each index on December 31st of 1988 (as required by SEC rules) and 1980, respectively, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graphs represent the value that such investments would have had on December 31, 1993.

- ------------------------------------------------------------------------

                                       S&P
                             GE        Elec.       DJIA       S&P 500
                            ---       -----        ----       -------
1988                       $100        $100        $100          $100
1989                        150         141         132           132
1990                        137         130         132           128
1991                        188         172         164           167
1992                        216         188         176           179
1993                        273         227         206           197

                                     -----

- ---------------------------------------------------------------------------

THIRTEEN-YEAR PERFORMANCE GRAPH: 1980 - 1993

COMPARISON OF THIRTEEN-YEAR CUMULATIVE TOTAL RETURN AMONG
GE, S&P 500, DOW JONES INDUSTRIAL AVERAGE (DJIA) AND
S&P ELECTRICAL EQUIPMENT GROUP

- ---------------------------------------------------------------------------

The graph below shows the cumulative total return to GE share owners since December 31, 1980, shortly before Mr. Welch became GE's Chairman and Chief Executive Officer in April 1981, compared with the same indices shown on the previous graph, thus illustrating the relative performance of the Company during his tenure in that position.

                                       S&P
                             GE        Elec.       DJIA       S&P 500
                            ---       -----        ----       -------
1980                       $100        $100        $100          $100
1981                         99         114          96            95
1982                        171         151         123           116
1983                        219         163         155           162
1984                        220         166         156           151
1985                        293         217         209           198
1986                        357         233         266           235
1987                        375         252         280           268
1988                        394         255         326           289
1989                        587         359         432           380
1990                        538         329         429           368
1991                        739         438         534           480
1992                        851         479         573           517
1993                      1,073         578         670           569

                                     -----

- ---------------------------------------------------------------------------

RETIREMENT BENEFITS

Employees are generally eligible to retire with unreduced benefits under Company retirement plans at age 60 or later. The approximate annual retirement benefits provided under Company retirement plans and Social Security for GE employees in higher salary classifications retiring directly from the Company at age 62 or later are shown in the table below.



- -----------------------------------------------------------------------------------------------------
 ESTIMATED TOTAL ANNUAL RETIREMENT BENEFITS UNDER THE GE PENSION PLAN, THE GE
  SUPPLEMENTARY PENSION PLAN, THE GE EXCESS BENEFIT PLAN AND SOCIAL SECURITY

                                                    YEARS OF SERVICE AT RETIREMENT
EARNINGS CREDITED FOR    ---------------------------------------------------------------------------
RETIREMENT BENEFITS            20             25                 30           35              40
- -----------------------------------------------------------------------------------------------------
       $250,000            $  95,291        $116,387         $137,483       $150,000        $150,000
        500,000              182,791         225,762          268,733        300,000         300,000
        750,000              270,291         335,137          399,983        450,000         450,000
      1,000,000              357,791         444,512          531,233        600,000         600,000
      1,500,000              532,791         663,262          793,733        900,000         900,000
      2,000,000              707,791         882,012        1,056,233      1,200,000       1,200,000
      2,500,000              882,791       1,100,762        1,318,733      1,500,000       1,500,000
      3,000,000            1,057,791       1,319,512        1,581,233      1,800,000       1,800,000
      3,500,000            1,232,791       1,538,262        1,843,733      2,100,000       2,100,000
      4,000,000            1,407,791       1,757,012        2,106,233      2,400,000       2,400,000
- -----------------------------------------------------------------------------------------------------

      Amounts shown as "earnings credited for retirement benefits" in this table represent the average annual covered compensation (as defined in the GE Supplementary Pension Plan) paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 1993, covered compensation for the executive officers named in the table on page 20 is the same as the total of their salary and bonus amounts shown in that table. As of February 1, 1994, those executive officers had the following years of credited service with GE: Mr. Welch, 33 years; Mr. Fresco, 32 years; Mr. Doyle, 31 years; Mr. Rowe, 37 years; and Mr. Heineman, 6 years. The approximate annual retirement benefits provided under Company retirement plans are payable in the form of a straight-life annuity, with a guaranteed minimum term of five years.

                                     -----

- ---------------------------------------------------------------------------

APPOINTMENT OF INDEPENDENT AUDITORS

KPMG Peat Marwick have been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. KPMG Peat Marwick were the Independent Auditors for the Company for the year ended December 31, 1993. The Firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to share owner approval, the Board of Directors has appointed this Firm as the Company's Independent Auditors for the year 1994.

      Representatives of the Firm are expected to attend the 1994 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate share owner questions.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

Resolved that the appointment by the Board of Directors of the Firm of KPMG Peat Marwick, Stamford Square, Stamford, Connecticut, as Independent Auditors for the Company for the year 1994 is hereby approved.

- ---------------------------------------------------------------------------

PROPOSED 2-FOR-1 STOCK SPLIT AND INCREASE IN
NUMBER OF AUTHORIZED SHARES

The Board of Directors proposes that the share owners authorize the amending of the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 1,100,000,000 shares with a par value of $0.63 per share to 2,200,000,000 shares with a par value of $0.32 per share, and thereby effectuate a 2-for-1 split of the issued and unissued shares of the Company's common stock, including shares held by the Company or its affiliates as Treasury stock.

      As of February 6, 1994, there were 926,563,918 shares of issued common stock, of which 72,944,404 were Treasury shares. None of the authorized shares of Company preferred stock has been issued. Neither the common stock nor the preferred stock provide preemptive rights to purchase newly issued shares.

      The Board believes that the proposed 2-for-1 split in the issued common stock would result in a market price that should be more attractive to a broader spectrum of investors and therefore should benefit both the Company and its share owners. The Company does not wish to have the stock split result in the creation of shares with a par value which includes a fraction of a cent (i.e., $0.315). To avoid this, it is proposed that the par value be $0.32 per share. The Company will transfer approximately $4,632,820 from other capital (which is part of the surplus account) to its stated capital account to cover the aggregate increase in the par value of the issued stock. Otherwise, the stock split will not

                                     -----
result in a change in the stated capital or surplus accounts of the Company.

      The increase in the authorized common shares will not affect the present ratio of authorized but unissued stock to issued stock, thus maintaining the same relative degree of flexibility for the Company in meeting future stock needs. Based on figures as of February 6, 1994, of the 2,200,000,000 common shares which would be authorized, 1,853,127,836 shares would be required to effectuate the 2-for-1 split of the issued shares. In addition, as a result of the stock split, the number of shares issuable under certain benefit and compensation programs and the dividend reinvestment plans will also be adjusted accordingly.

      No other uses of the remaining shares are planned at the present time. Such shares could be used for general corporate purposes, including future financings or acquisitions. Unless deemed advisable by the Board, no further share owner authorization would be sought for the issuance of such shares.

      The stock split would be accomplished by mailing to each share owner of record, as of the close of business on the effective date of the split, certificates representing one additional share of common stock for each present share of common stock held by the share owner on that date.

      PRESENT CERTIFICATES WILL CONTINUE TO REPRESENT THE NUMBER OF SHARES EVIDENCED THEREBY. PRESENT CERTIFICATES WILL NOT BE EXCHANGED FOR NEW CERTIFICATES. CERTIFICATES SHOULD NOT BE RETURNED TO THE COMPANY OR TO ITS TRANSFER AGENT.

      If the proposed amendment is approved by the share owners, the Company will apply to the New York and Boston Stock Exchanges, as well as various foreign exchanges, upon which the Company's common stock is listed for the continued listing of the stock on a split basis. The split will become effective on the date on which the amendment to the Company's Certificate of Incorporation is accepted for filing by the Secretary of State of New York. This date is presently expected to be April 28, 1994. Share owners of record at the close of business on that date will be entitled to receive one additional share for each share then held. The Company further expects to mail the certificates for the additional shares on or about May 13, 1994, or as soon thereafter as possible.

      The Company has been advised by its Tax Counsel that, under U.S. federal income tax laws: the receipt of additional shares of common stock in the stock split will not constitute taxable income to the share owners; the cost or other tax basis to a share owner of each old share held immediately prior to the split will be divided equally between the corresponding two shares held immediately after the split; and the holding period for each of the two shares will include the period for which the corresponding old share was held. The laws of jurisdictions other than the United States may impose income taxes on the receipt by a share owner of additional shares of common stock resulting from the split; share owners are urged to consult their tax advisors.

                                     -----

      Assuming transactions of an equivalent dollar amount, brokerage commissions on purchases and sales of the common stock after the split and transfer taxes, if any, may be somewhat higher than before the split, depending on the specific number of shares involved.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

Resolved that the Company's Certificate of Incorporation, as heretofore amended, is hereby authorized to be further amended by: Amending Section 3.A thereof to read in its entirety as follows:

      "A.  General Authorization

      The aggregate number of shares which the corporation is authorized to issue is 2,250,000,000 shares, consisting of: (1) 2,200,000,000 shares of common stock having a par value of $0.32 per share; and (2) 50,000,000 shares of preferred stock having a par value of $1 per share."; and

providing that the shares of the Company's common stock, par value $0.63 per share, both issued and unissued, be split on a two-for-one basis as of the effective date of the aforesaid amendment of Section 3.A, but so that the par value of the split shares is $0.32 per share.

                                     -----

- ---------------------------------------------------------------------------

SHARE OWNER PROPOSALS

Some of the following share owner proposals contain assertions about GE which, in the judgment of the Board, are incorrect. Rather than refuting all these inaccuracies, however, your Board has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. Share holdings of the various share owner proponents and, where applicable, names and addresses of filers and co-filers, will be supplied upon oral or written request to GE.

* SHARE OWNER PROPOSAL NO. 1

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, has notified GE that she intends to present the following proposal at this year's meeting:

      "Resolved: That the stockholders of General Electric assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

      (a) The handing of contribution cards of a single political party to an employee by a supervisor.

      (b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

      (c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

      (d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

      (e) Placing a preponderance of contribution cards of one party at mail station locations.

      Reasons: "The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not
GE).

      "Last year, the owners of 36,251,144 shares, representing approximately 5.9% of shares voting, voted FOR this proposal.

      "If you agree, please mark your proxy FOR this resolution."

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

      GE is firmly committed to the right of its employees, as individual citizens, to

                                     -----
participate or refrain from participation in the political process as they see fit, regardless of party affiliation or political persuasion. Also, like all corporations, GE is subject to laws and regulations controlling the financing of political election campaigns, and is committed to full compliance with those laws and regulations. Accordingly, the Board believes it would serve no purpose for the Company to adopt the proposed resolution. Therefore, your Board recommends a vote against the proposal.

* SHARE OWNER PROPOSAL NO. 2

GE Stockholders' Alliance, P.O. Box 22753, St. Petersburg, FL 33742-2753, and other filers have notified GE that they intend to present the following proposal at this year's meeting:

      "Whereas national security needs call for a down-sizing of military activity and stockpiling;

      "Whereas the enormous federal deficit (caused in great part by excessive military spending) requires substantial cut-backs in military spending. Growing state and local budget deficits (caused by federal cuts in aid to the states) reflect non-productive military expenditures;

      "Whereas export of military equipment must be curtailed;

      "Whereas the decaying infrastructure (highways, railroads, bridges, water & gas pipelines, and water purification systems), resulting from cuts in federal allocations (because of military spending), is threatening public welfare;

      "Whereas domestic and social programs sustained continual federal cuts (in favor of military expenditures) causing decline in health care, education, job training and affordable housing, contributing to loss of morale and increases in drug and crime problems;

      "Whereas many communities and state governments are establishing commissions to study and plan for the orderly conversion of closing military bases and de-funded military manufacturing facilities to provide productive employment in socially useful, environmentally sustainable occupations;

      "Whereas many GE employees are being laid off because of reduced military contracts; and

      "Whereas GE is the 3rd largest weapons contractor and therefore has already been and will be highly affected by future military cuts:

      "Therefore be it resolved that the stockholders request management to establish a policy such that economic conversion be part of the business plans for each plant site with a military contract."

      Supporting Statement: "Human experience demonstrates ultimate national security is based on a just and healthy economy, not military strength. There is a clear correlation between the economic and social decay in our country and excessive military expenditures.

      "Since there is no adversary on the horizon against which further escalation of military equipment could be considered necessary, there is an urgent and

                                     -----
immediate need to plan useful employment of workers presently in those military industries, as those contracts expire.

      "Westinghouse and other top military contractors are involved in conversion planning. There is much that GE could and should do to create an orderly economic conversion. The resolution proponents recommend that the policy include:

      (1) a mandatory alternate-use planning committee at each GE plant site with a military contract;

      (2) the committee work cooperatively with unions or labor representatives at each GE plant site;

      (3) a working relationship with community and/or state agencies specializing in conversion planning at each GE plant site with a military contract; and

      (4) a plan such that the Company influence federal policy to provide incentives for corporate conversion.

      "By taking leadership in economic conversion, GE would become the catalyst for halting the deepening recession. GE can be #1 in creating vital local economies by utilizing highly trained professionals and employees in retraining programs for useful, environmentally sustainable consumer products for GE's markets at home and worldwide."

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

      GE's business strategy is to be a competitive leader in each of the markets it chooses to serve. The mix of GE businesses and the allocation of resources among them is constantly changing, driven by corporate strategy and shifting market demands.

      In April 1993, for example, GE and Martin Marietta Corporation completed a transaction in which GE's aerospace and defense electronics businesses were transferred to Martin Marietta. This business decision to substantially reduce GE's involvement in the defense industry was based on the conditions in that industry, which continues to undergo a necessary consolidation due, in large part, to governmental decisions to reduce defense procurement.

      Similarly, the future use of facilities taken out of service by any GE business must be addressed on a case-by-case basis within the existing business climate.

      Because operating managers in all of GE's businesses are already responsible for planning for the contingency of changing conditions, including declining demand in the markets they serve, your Board recommends a vote against the proposal.

                                     -----

* SHARE OWNER PROPOSAL NO. 3

John V. Surr, 8217 Lilly Stone Drive, Bethesda, MD 20817-4505, has notified GE that he intends to submit the following proposal at this year's meeting:

      "Whereas GE owns NBC, and is responsible for its programs;

      "Whereas NBC has developed 'Program Standards guidelines' to 'reflect an appreciation of fundamental elements of taste and propriety ...';

      "Whereas those guidelines do not include some standards that are needed for the healthy development of children in NBC's audience, and the guidelines are not fully implemented in NBC's television programs, which often appear to condone illegal violent conduct and exaggerate the amount and severity of illegal violence in life;

      "Whereas illegal violence in America has increased substantially since the advent of television, and television viewing has been shown by over 3,000 research studies to be one of the most significant indirect causes of violence;

      "Whereas watching television, with its excesses of illegal violence, is known to increase aggressiveness and reduce compassion in viewers, especially children;

      "Whereas over a quarter of prisoners convicted of violent crimes consciously imitated an illegal violent act they saw on television;

      "Whereas draconian Federal regulations on violence and other programming issues are likely in the absence of effective broadcast industry initiatives;

      "Whereas NBC's continued unwillingness to implement fully its Program Standards and its unwillingness to limit significantly the dramatizations of illegal violent acts are likely to affect adversely its public image and profitability; and

      "Whereas General Electric has a responsibility to lead broadcasters toward less violent, more pro-social programming;

      "Therefore be it resolved that the shareholders request the Board of Directors to review and report back to shareholders about NBC's Program Standards and their implementation from the perspective of GE's social responsibility to the public, in the light of what is known from research about the effects of violence and other television programming features on its viewing audience, especially young children."

      Supporting Statement: "Are you concerned about the rising tide of violence in our communities? Are you concerned about the sleaze and the callousness that seem to be taking over American culture? Now you can do something positive about them.

      "Over 3,000 research studies, including two by U.S. Surgeons-General, show that current broadcast television programming is a hazard to our nation's health. General Electric owns NBC, and therefore can lead others to improve the quality of programming shown on broadcast television. NBC has adopted positive-sounding Program Standards, but they are not effectively implemented. Violence happens far too often on NBC's airwaves, sometimes complete with graphic demonstrations of how to commit our most heinous crimes and

                                     -----
get away with them. Violence, irresponsible sex, and other eye-catching but unconscionable sleaze parade daily on NBC before us and our young children who learn about life from television.

      "GE's Directors must 'bring good things to life' by taking a fresh look at what NBC actually broadcasts, and by asking themselves, 'Do I want my children and grandchildren to be guided by what I'm seeing?' By your vote for this resolution, you can help to bring that about."

      YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

      NBC serves a vast national audience which has a great diversity of backgrounds, customs and tastes.

      NBC's goal is to present programming that reflects this broad audience diversity and is consistent with NBC's standards for quality, integrity and entertainment value. NBC has a well-staffed Broadcast & Standards Department which sets and enforces standards and practices which ensure that excessive or gratuitous violence are not in NBC programs. One of the daily functions of the Department is to review every entertainment program and every commercial before they air to ensure they are consistent with NBC's programming standards and policies.

      In addition to internal program standards, NBC is a full participant in several industry initiatives aimed at addressing the issue of violence in programming.

      Because NBC's program standards review is intense and ongoing, the Board recommends a vote against this proposal.

* SHARE OWNER PROPOSAL NO. 4

The Missionary Oblates of Mary Immaculate, 159 Moore Street, Lowell, MA 01852, and other filers have notified GE that they intend to submit the following proposal at this year's meeting:

      "Whereas we believe:

      "The responsible implementation of sound environmental policy increases long-term shareholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

      "Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry alone. In order to maximize public credibility and usefulness, such standards also need to reflect what investors and other stakeholders want to know about the environmental records of their companies;

      "Standardized environmental reports will provide shareholders with useful information which allows comparisons of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.

                                     -----

      "And whereas:

      "The Coalition for Environmentally Responsible Economies (CERES) - which comprises large institutional investors with $150 billion in stockholdings (including shareholders of this Company), public interest representatives, and environmental experts - consulted with dozens of corporations and produced comprehensive public standards for both environmental performance and reporting. Over 50 companies have endorsed the CERES Principles - including the Sun Company, a Fortune 500 company - to demonstrate their commitment to public environmental accountability.

      "In endorsing the CERES Principles, a company commits to work toward:




      1.  Protection of the biosphere             6.   Safe products and services
      2.  Sustainable use of natural resources    7.   Environmental restoration
      3.  Waste reduction and disposal            8.   Informing the public
      4.  Energy conservation                     9.   Management commitment
      5.  Risk reduction                          10.  Audits and reports


      "The full text of the CERES Principles and the accompanying CERES Report Form are available from CERES, 711 Atlantic Avenue, Boston, MA 02110, telephone: (617) 451-0927.

      "Concerned investors are asking the Company to be publicly accountable for its environmental impact, including collaboration with this corporate, environmental, investor, and community coalition to develop (a) standards for environmental performance and disclosure; (b) appropriate goals relative to these standards; (c) evaluation methods and tools for measurement of progress toward these goals; and (d) a format for public reporting of this progress.

      "We believe this request is consistent with regulation adopted by the European Community for companies' voluntary participation in verified and publicly-reported eco-management and auditing.

      "Resolved: Shareholders request the Company to endorse the CERES Principles as a commitment to be publicly accountable for its environmental impact.

      "Supporting Statement: "We invite the Company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually completing the CERES Report. Endorsing these Principles complements rather than supplants internal corporate environmental policies and procedures.

      "We believe that without this public scrutiny, corporate environmental policies and reports lack the critical component of adherence to standards set not only by management but also by other stakeholders. Shareholders are asked to support this resolution, to encourage our Company to demonstrate environmental leadership and accountability for its environmental impact."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

GE has undertaken substantial efforts to remediate past waste, to comply with

                                     -----
current standards of environmental protection and to prevent future environmental harm.

      Moreover, environmental regulation is pervasive and extensive. GE is accountable to many units and levels of government, both in the United States and in other nations, for sound environmental practices.

      Under these circumstances - a substantial Company program and the requirement to comply with extensive regulation from localities, states, the federal government and other nations - your Board does not believe that adoption of another set of principles, however well-intentioned, would help the Company better fulfill its commitment and obligation to protect the environment. Therefore, your Board recommends a vote against this proposal.

                                     -----

- ---------------------------------------------------------------------------

OTHER MATTERS

* SHARE OWNER PROPOSALS FOR 1995

Under the rules of the Securities and Exchange Commission, share owner proposals submitted for next year's Proxy Statement must be received by GE no later than the close of business on November 8, 1994, to be considered. Proposals should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Conn. 06431.

* Voting Securities

Share owners of record at the close of business on March 8, 1994, will be eligible to vote at the meeting. The voting securities of GE consist of its $0.63 par value common stock, of which 853,619,514 shares were outstanding on February 6, 1994. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted.

      Individual votes of share owners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual share owner voting records is limited to the Independent Inspectors of Election (The Corporation Trust Company) and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

* VOTE REQUIRED FOR APPROVAL

The 15 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. A favorable vote of a majority of the outstanding shares entitled to vote is required for approval of the 2-for-1 stock split and increase in number of authorized shares. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Under New York law, abstentions and broker non-votes, if applicable, will have the effect of a negative vote on the proposed 2-for-1 stock split and increase in number of authorized shares since approval of that proposal requires a favorable vote of a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of the other matters to be voted on at the meeting.

                                     -----

* MANNER FOR VOTING PROXIES

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named earlier in this Proxy Statement; (2) for approval of the appointment of Independent Auditors; (3) for approval of the 2-for-1 stock split and increase in number of authorized shares; and
(4) against the share owner proposals described in this Proxy Statement.

      Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment. Except for omitted share owner proposals, the Board knows of no other matters which may be presented to the meeting.

* SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, telegraph or in person, and solicitation costs will be paid by GE. Copies of proxy material and of the Annual Report for 1993 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and GE will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $17,000, plus distribution costs and other costs and expenses.

                                                              March 8, 1994

                                     -----

- ------------------------------------------------------------------------

                      1994 ANNUAL MEETING OF SHARE OWNERS

                        10:00 A.M., EDT, APRIL 27, 1994
                      THE GOVERNOR W. KERR SCOTT BUILDING
                           NORTH CAROLINA STATE FAIR
                           1025 BLUE RIDGE BOULEVARD
                            RALEIGH, NORTH CAROLINA


                            CUT OFF AT DOTTED LINE
   -.-.-.-.-.-.-.-.-.-.-.-.--.-.-.-.-.-.-.-.-.-.-.-.--.-.-.-.-.-.--.-.-.-.-
                                      .-

                           ADVANCE REGISTRATION FORM

Send your completed and signed proxy form in the enclosed envelope. Include this Advance Registration Form in the envelope if you plan to attend or send a representative to the Annual Meeting.

Attendance at the Annual Meeting is limited to GE share owners, members of their immediate family or their named representative. We reserve the right to limit the number of guests or representatives who may attend the meeting.


                                (PLEASE PRINT)

Share Owner's
Name -------------------------------------------------------------------

Address ----------------------------------------------------------------

- ------------------------------------------------------------------------

- ---------------------------------------------------- Zip ---------------

Name(s) of
Family Member(s)
Who Will Also Attend ---------------------------------------------------

I am a GE Share Owner.  My Representative at the Annual Meeting Will be:

- ------------------------------------------------------------------------
        (Admission card will be returned c/o the share owner's address)

- ------------------------------------------------------------------------
                            Share Owner's Signature

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF SHARE OWNERS, APRIL 27, 1994.

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) John F. Welch, Jr., Gertrude G. Michelson and Benjamin W. Heineman, Jr., or any of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the share owner(s) would be entitled to vote on all matters which may come before the 1994 Annual Meeting of Share Owners and any adjournments thereof.

Returned proxy forms will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that properly come before the meeting.

The nominees for Director are H. Brewster Atwater, Jr., D. Wayne Calloway, Silas S. Cathcart, Lawrence E. Fouraker, Paolo Fresco, Claudio X. Gonzalez, Henry H. Henley, Jr., David C. Jones, Robert E. Mercer, Gertrude G. Michelson, Barbara Scott Prieskel, Frank H. T. Rhodes, Andrew C. Sigler, Douglas A. Warner III, and John F. Welch, Jr.

Your shares will not be voted unless your signed Proxy Form is returned or you otherwise vote at the meeting.

      Please mark your vote and sign on the reverse side and return promptly to: Inspectors of Election, Post Office
      Box 9110, Farmingdale, NY 11735-9541.

The Board of Directors recommends a vote FOR the proposals regarding:
(A) ELECTION OF DIRECTORS
                                    (INSTRUCTIONS: To withhold
                                    authority to vote for any
                                    individual nominee, write
                                    that nominee's name in the
                                    space provided below.)

            FOR                                WITHHOLD

all nominees listed on the  / /     Authority to vote for all  / /
reverse side (except as             nominees on the reverse side
marked to the contrary to
the right)

                             FOR      AGAINST   ABSTAIN                                       FOR    AGAINST   ABSTAIN
                             ---      -------   -------                                       ---    -------   -------
(B) KPMG Peat Marwick as                                    (C) Proposed 2-for-1 Stock Split
    Independent Auditors     / /        / /       / /           and Increase in Number of     / /      / /       / /
                                                                Authorized Shares

The Board of Directors recommends a vote AGAINST the share owner proposal regarding:

(1) Political Contributions   / /        / /       / /
(2) Economic Conversion       / /        / /       / /
(3) NBC Program Standards     / /        / /       / /
(4) The CERES Principles      / /        / /       / /


If you wish to include any comments, please mark this box and then write your comments on the reverse side of this form.
/ /


SIGNATURE ------------------------------   DATE -------         Please sign as registered.
                                                                Executors, trustees and others
SIGNATURE ------------------------------   DATE -------         signing in a representative capacity
                                                                should include their names and the
                                                                capacity in which they sign.

                                        General Electric Company
                                        3135 Easton Turnpike,
                                        Fairfield, CT  06431


                                        April 7, 1994



Dear Share Owner:

We have not, as yet, received your proxy for GE's Annual Meeting of Share Owners to be held on April 27.

I sincerely believe that as a share owner you will want to have your shares represented and voted the way you wish at the meeting.

Accordingly, we are enclosing a duplicate proxy statement and proxy form. If you've just recently mailed back your original proxy, you needn't send another. If, however, that is not the case, please complete, sign and mail this form as soon as possible. By doing so, you can be sure your shares will be represented at the meeting whether or not you plan to attend.

                                               Cordially,




                                               s/John F. Welch, Jr.
                                               Chairman of the Board

                    Differences between the Proxy Materials
                           Proposed for Circulation
                     and the Materials in Electronic Format



A.    PROXY STATEMENT

All headings in the Proxy Statement are in boldface large and small caps and are represented in the EDGAR document by all caps.

The cover pages of the circulated document, the table of contents and the pages of the form of proxy and reminder letter are not numbered.

Page 1 is the front cover of the Proxy Statement. The blank space above the line on that cover contains a General Electric monogram. The words "Notice of 1994 Annual Meeting and Proxy Statement" are in boldface upper and lower case and the word "and" is italicized.

On the table of contents (page 2) and throughout the Proxy Statement, solid boxes are represented by asterisks in the EDGAR document, and the words on page 2 "Every Share Owner's Vote Is Important Please Complete, Sign, Date and Return your Proxy Vote" are in large and small caps. A recycling logo precedes the words "Printed on recycled paper using soybean ink."

The top of page 3 has the General Electric monogram.  The space above John
F. Welch, Jr.'s name holds his signature. All other words on this page are in italics.

On page 4, the time and location of the annual meeting are in italics.

On pages 6-10 there are black and white photographs of each director or nominee adjacent to the respective biography. The first sentence of each biography, stating name, age, current employment and date of first service, is in boldface upper and lower case.

On page 11, the table caption, column headings and the word "Notes:" are all in boldface upper and lower case.

On page 12, the words "Notes (continued):" and the subheading "Board of Directors and Committees" are in boldface upper and lower case.

On pages 14-15, the words "Stern", "McNeil", "Benfield" and "Bildstein" are in italics.

On page 16, the subheading "Certain Transactions" is in boldface upper and lower case.

On pages 16-19, the subheadings "Compensation Policies for Executive Officers," "Broad-Based Employee Stock Option Plan," "Bases for Chief Executive Compensation" and "Compensation Committee Interlocks and Insider Participation" are in boldface upper and lower case.

Pages 20-21 (the summary compensation table) are facing pages in the centerfold of the proxy statement. The column headings, the names of the listed executive officers and the words "Notes" and "Notes (continued)" are in boldface upper and lower case.

On page 23, the column headings, the names of the listed executive officers and other row headings are in boldface upper and lower case.

On pages 24 and 25, the data points are used to create line graphs, and the words "Comparison of Five-Year Cumulative Total Return Among GE, S&P 500, Dow Jones Industrial Average (DJIA) and S&P Electrical Equipment Group" and "Comparison of Thirteen-Year Cumulative Total Return Among GE, S&P 500, Dow Jones Industrial Average (DJIA) and S&P Electrical Equipment Group" are in boldface upper and lower case.

On page 26, the table caption, the column headings and the word "Note:" are all in boldface upper and lower case.

On pages 27-36, all voting recommendations of the Board of Directors shown as all caps in the EDGAR document are in bold face and are in upper and lower case except for the words "FOR" and "AGAINST."

On page 28, the following paragraph is in boldface:

"Present certificates will continue to represent the number of shares evidenced thereby. Present certificates will not be exchanged for new certificates. Certificates should not be returned to the Company or to its transfer agent."

The words "Share Owner Proposal No. 1" on page 30 and the similar subheadings of the remaining share owner proposals on pages 30 to 34 are in boldface upper and lower case.

On pages 37-38, the subheadings "Share Owner Proposals for 1995," "Voting Securities," "Vote Required for Approval," "Manner for Voting Proxies," and "Solicitation of Proxies" are all in boldface upper and lower case.

Page 39 is the back cover of the Proxy Statement. On that page the words "cut off at dotted line" are centered and above dotted lines. The words "1994 Annual Meeting of Share Owners" and "Advance Registration Form" and the time and location of the annual meeting are in boldface.

B.    PROXY CARD

The language on pages 40 and 41, comprising the form of proxy, is printed, one page each, on observe sides of a white card with dimensions of approximately 7 3/4" x 5 l/4". The language is printed so that it reads with the card's longest dimension held horizontally.

At the top of pages 40 and 41 there is a gray stripe. A General Electric monogram appears at the left edge of this stripe, and the words "GE Proxy Form" appear towards the right edge.

On page 40, the space on the bottom left is held blank to contain the name(s) and address of the share owner(s). The sentences:

(i) "Returned proxy forms will be voted: (1) as specified on matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting"

      and

(ii) "Your shares will not be voted unless your signed Proxy Form is returned or you otherwise vote at the meeting";

      and the language at the top of the page

"Proxy Solicited on Behalf of Board of Directors for the Annual Meeting of Share Owners, April 27, 1994"

are all in bold face.

On page 41, space beneath the grey bar is held blank for an account number and a control number. The phrase "The Board of Directors recommends a vote FOR the proposals relating to" is bold. An unbroken line encloses, in a rectangle, the items so referenced and this phrase. Similarly the phrase "The Board of Directors recommends a vote AGAINST the share owner proposals relating to" is bold, and an unbroken line encloses, in a rectangle, the items so referenced and this phrase. Empty boxes are positioned opposite each item to be voted on, one each below the words "FOR" or "VOTE WITHHELD" or "FOR" or "AGAINST" or "ABSTAIN" respectively.

C.    REMINDER LETTER

Page 42 is a form of letter from John F. Welch, Jr. dated April 7, 1994 sent to share owners who have not returned their proxies by that date.
This letter is printed on the top portion of Mr. Welch's stationery (8 1/2" x 11") and contains his signature. The bottom portion of his stationery will be a duplicate proxy card as shown on pages 40 and 41.

The two sections of this letter will be perforated so the card can be separated and mailed back.